EXHIBIT 16.1
                         MONEY MARKET OBLIGATIONS TRUST
                          UNANIMOUS CONSENT OF TRUSTEES

      The undersigned, being all of the Trustees of Money Market Obligations Trust (the "Trust"), hereby consent, in accordance with the laws of the Commonwealth of Massachusetts and Article V of the Declaration of Trust, and
Article V, Section 8 of the Bylaws of the Trust, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Trustees:

      RESOLVED,   that the Board hereby authorizes the Secretary
                  and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Automated Treasury Cash Reserves, a portfolio of the Trust, into U.S. Treasury Cash Reserves, also a portfolio of the Trust.
      WITNESS the due execution hereof this 15th day of May, 2006.

/S/ John F. Donahue                       /S/ Lawrence D. Ellis, M.D.
John F. Donahue                           Lawrence D. Ellis, M.D.

/S/ Thomas G. Bigley                      /S/ Peter E. Madden
Thomas G. Bigley                          Peter E. Madden

/S/ John T. Conroy, Jr.                   /S/ Charles F. Mansfield, Jr.
John T. Conroy, Jr.                       Charles F. Mansfield, Jr.

/S/ Nicholas P. Constantakis              /S/ John E. Murray, Jr. J.D.
Nicholas P. Constantakis                  John E. Murray, Jr. J.D.

/S/ John F. Cunningham                    /S/ Marjorie P. Smuts
John F. Cunningham                        Marjorie P. Smuts

/S/ J. Christopher Donahue                /S/ John S. Walsh
J. Christopher Donahue                    John S. Walsh

                                          /S/ James F. Will
                                          James F. Will